                                                                    EXHIBIT 10.3

                         HUTTIG BUILDING PRODUCTS, INC.
                         EVA INCENTIVE COMPENSATION PLAN

                      As Amended Effective December 3, 2001


1.       Purpose.

         Huttig Building Products, Inc., a Delaware corporation (the "Company"), has adopted an annual incentive compensation program based on the principles of Economic Value Added ("EVA") throughout the Company. The purpose of the EVA approach is to maximize stockholder value by aligning management's interests with those of stockholders and rewarding management for sustainable and continuous improvement in the business being managed.

         The Company has created this EVA Incentive Compensation Plan (the "Plan") for certain executive officers of the Company subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and designated general managers and regional managers of the Company and its subsidiaries (collectively, the "Participants" and individually, the "Participant"). The Plan is intended to satisfy the specific requirements of
Section 162(m) of the Code, as outlined in regulations issued by the Internal Revenue Service. The Plan was originally effective December 16, 1999 (the "Initial Effective Date"). The Plan, as amended and restated herein, is effective December 3, 2001 (the "Amended Effective Date"). This Plan is intended to be, and shall be operated as, a successor to Crane Co.'s EVA Incentive Compensation Plan (the "Prior Plan") with respect to the participation of employees of the Company who were participating in the Prior Plan prior to the Initial Effective Date.

2.       Administration.

         The Plan will be administered by the Organization and Compensation Committee of the Board of Directors (the "Committee"). The Committee's decisions in the administration of the Plan shall be final and binding on all parties. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to designate the employees eligible to participate in the Plan, to establish and adjust any EVA formula or calculation as provided in Sections 3 and 4, to impose such conditions and restrictions on awards under the Plan as it determines appropriate, and to take such steps in connection with the Plan and awards made under the Plan as it may deem necessary or advisable. The Committee may employ attorneys, consultants, accountants or other persons and the Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. No Committee member shall receive compensation with respect to his or her services for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan or awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

3.       Definition of EVA and Description of Formulae.

         EVA is defined as the difference between the return on total capital invested in the business and the cost of capital, multiplied by total capital employed ("EVA Calculation"). The Plan will be formula driven. The primary EVA formula shall be for the Company as a whole but particular EVA formulas may be tailored by the Committee to the size and unique characteristics of the business unit or units for which a specific executive is responsible. The key elements of the EVA formula applicable to any executive will be the Cost of Capital (generally the cost of capital to the Company), the Return on Capital, the Amount of Capital employed in the business unit, the net operating profit of the unit after tax, and the prior year's EVA. Awards will be calculated on the basis of year-end results.

         Formulas may utilize both a percentage of the change in the EVA of the Company or a business unit from the prior year, whether positive or negative, plus a percentage of the positive EVA, if any, in the current year; the EVA award may be calculated for the entire Company or an entire business unit and an executive may receive a percentage of a unit's EVA award. When an executive is responsible for more than one business unit, a formula may be based on a percentage of the aggregate EVA, positive or negative, of the units reporting to the executive or unit. The Committee has the discretion and authority to develop other EVA based formulae or goals for utilization pursuant to this Plan in future years. In any instance in which an executive participates in a unit EVA award in which a group of employees participates, the executive's percentage of the unit's EVA award will be specified.

4.       Procedure.

         Before the beginning of each fiscal year, the Committee will establish and set forth in writing the EVA formula applicable to each Participant for that year (including the percentage of any business unit EVA award in which he or she may participate). The Committee will retain discretion to revise formulas or a Participant's percentage participation in any unit EVA award if the Committee deems it appropriate as circumstances develop during the year; provided, however, in the case of an executive officer who is subject to the limitations of Section 162(m) of the Code, such revision may only have a negative effect on the amount of such executive officer's award for the year. As soon as is reasonably practicable after the year ends, the Committee will review the EVA calculation, calculate the EVA award for each Participant pursuant to the formula established at the beginning of the year (revised downward if the Committee so determines), and certify the EVA incentive compensation award for each Participant to the Board of Directors; provided, however, that no EVA award with respect to any executive officer who is subject to the limitations of
Section 162(m) of the Code may exceed $2,000,000 for any particular year.

5.       Allocations to Participants' Bank Accounts Under the Plan.

                  a. General. Every year, the EVA award will be credited (if the award is positive) or debited (if the award is negative) to the Participant's account. Each Participant's account will consist of a cash subaccount and a stock subaccount. Each year's EVA award will be allocated to the Participant's account in accordance with the following provisions of this Section 5.

                  b. Prior Plan Transfer. If the Participant has an EVA account balance (either positive or negative) under the Prior Plan, such account balance will be transferred to the Plan and become the Participant's initial account balance under the Plan as of the Initial Effective Date.

                  c. 1999 EVA Award Allocation. As soon as administratively practicable after each Participant's EVA award is determined for the year ending December 31, 1999, each Participant's award will be credited or debited, as the case may be, to the Participant's account. Each Participant who has a positive EVA account balance (consisting of any amount transferred from the Prior Plan under Section 5(b) and the Participant's 1999 EVA award) may elect, on a one-time basis under procedures established by the Committee, to allocate his or her accumulated account balance as follows:

                  (i)      100% to the cash subaccount; or

                  (ii) 50% to the cash subaccount and 50% to the stock subaccount.

         If a Participant fails to make a valid election for the allocation of his or her EVA account balance, 100% of the Participant's balance will be allocated to the Participant's cash subaccount. If the Participant elects to allocate 50% of his or her EVA account to a stock subaccount, the stock allocated to such account will be subject to the provisions of Section 7.

                  d. Subsequent Elections and Allocations. At the beginning of each fiscal year commencing with fiscal year 2000, each Participant will be entitled to make an election, on a form provided by the Committee, with respect to the allocation of the EVA award that will be determined under the formula established under Section 3 for that fiscal year. The Participant may elect to allocate his or her EVA award for that year as follows:

                  (i)      100% to the cash subaccount; or

                  (ii) 50% to the cash subaccount and 50% to the stock subaccount.

         If a Participant fails to make a valid election for the allocation of his or her EVA award for a particular year, 100% of the Participant's EVA award for that year will be allocated to the Participant's cash subaccount. After the EVA award for each Participant is determined, the EVA award will be allocated in accordance with the Participant's applicable election; provided, however, that if the Participant's EVA award for a particular year is negative, the award will be debited to the Participant's cash subaccount only and only in proportion to the Participant's allocation election. In other words, if the Participant's EVA award is negative and the Participant elected an allocation of 50% of the award to his or her cash subaccount and 50% to his or her stock subaccount, 50% of the negative EVA award will be debited to the Participant's cash subaccount and the remaining 50% will be ignored. If any of a Participant's EVA award is allocated to the Participant's stock subaccount under the Participant's election, the stock allocated to such account will be subject to the provisions of Section 7.

                  e. Other Credits and Debits to Participants' Accounts. Each year, the Company will credit interest to a positive cash subaccount balance or debit interest on a negative cash subaccount balance at an appropriate money market rate.

6.       Annual Payout.

                  a. Determination of Annual Payout. Each year, as soon as administratively practicable after each Participant's EVA award has been determined and allocated to his or her account under Section 5, each Participant will receive a payout of a specified percentage of the value of his or her aggregate account balance, including both the cash subaccount and the stock subaccount (the value of which will be determined in accordance with Section 6(b)). Unless otherwise determined by the Committee, the minimum standard payout percentage will equal one-third (1/3) of such aggregate account balance. If EVA awards are or have been negative, the aggregate account balance may be negative. In such case, the Participant will receive no payout under this Section 6 until the aggregate of subsequent EVA awards results in a positive aggregate account balance. Payment of the annual payout, if any, will be made as follows:

                           (i) the payout will be reduced by the value
         (determined in accordance with Section 6(b)) of the Participant's restricted stock in the stock subaccount that first becomes vested and distributable to the Participant under Sections 7(c) and 7(e) in the year in which the annual payout is determined; and

                           (ii) the remaining amount of the payout, if any, will be paid from the Participant's cash subaccount in a lump sum.

                  b. Determining Value of Stock. Solely for purposes of determining the value of the Participant's stock subaccount balance under Section 6(a) and the value of the stock that vests in a particular year under Section 6(a)(i), the Committee shall value each share of common stock held in the stock subaccount based on the fair market value (as defined in Section 7(a)) previously assigned to such stock for the purposes of allocating a Participant's EVA award to his or her stock subaccount in accordance with Section 7(a). Further, the value of the stock subaccount for purposes of Section 6(a) shall include the value (as determined under the preceding sentence) of any shares of restricted stock that first become vested and distributable to the Participant under Sections 7(c) and 7(e) in the year in which the annual payout is determined.

                  c. Participant's Equity. Following payment of the annual payout as described above, the remainder of the account balance will represent the Participant's "equity" in his or her EVA cash and stock subaccounts for future years.

7.       Provisions Relating to Stock Subaccounts.

                  a. Allocation of Stock to the Stock Subaccount. With respect to each amount allocated to a Participant's stock subaccount under
         Section 5(c) or Section 5(d), the Participant's stock subaccount will be credited with a number of shares of the Company's common stock equal to the dollar amount of such allocation (i.e., 50% of the Participant's account balance for allocations under Section 5(c) and 50% of the Participant's EVA award for a particular year for allocations under
         Section 5(d)) divided by the fair market value of the Company's common stock, determined as of the date by which the Participant's completed election form must be submitted to and received by the Company for such year in accordance with rules established by the Committee. For purposes of the Plan, "fair market value" means, with respect to any applicable date, the average of the high and low trading prices of the Company's common stock on the New York Stock Exchange on the ten (10) consecutive trading days ending on the applicable date or, if such date is not a date on which the Company's common stock was traded, the most recent prior date on which the Company's common stock was traded. No fractional shares will be credited to a Participant's stock subaccount; rather, any dollar amount of the Participant's allocation representing a fractional amount of the per share fair market value of the Company's common stock will be credited to the Participant's cash subaccount.

                  b. Restricted Stock. Shares of Company common stock allocated to a Participant's stock subaccount for a particular year will be issued as restricted stock issued under and generally subject to (i) the provisions of the Huttig Building Products, Inc. 1999 Stock Incentive Plan, with respect to EVA awards granted prior to January 1, 2002, and (ii) the provisions of the Huttig Building Products, Inc. 2001 Stock Incentive Plan, with respect to EVA awards granted on or after January 1, 2002. Pursuant to those provisions, each Participant will be required to enter into a restricted stock agreement with the Company with respect to stock allocated to his or her stock subaccount for a particular year.

                  c. Vesting of Restricted Stock. The restricted shares of Company common stock issued to a Participant under Section 7(b) will vest over a period of two years as follows:

                  (i)      50% on the first anniversary of the allocation date;
                           and

                  (ii) the remaining 50% on the second anniversary of the allocation date.

                  d. Custody. During the period prior to the full vesting of any common stock allocated to a Participant's stock subaccount, the Company, or its designee, will hold the share certificates representing such common stock in custody for the benefit of the Participant.

                  e. Distribution of Vested Stock. As soon as administratively practicable after the vesting of the common stock allocated to a Participant's stock subaccount, the share certificates representing that stock will be distributed to the Participant and that stock shall not be taken into account for purposes of determining the Participant's annual payout under Section 6 or for any other purposes in any year following the year in which the distribution occurs.

                  f. Effect of Negative EVA Awards. In accordance with the provisions of Section 5(c), negative EVA awards in any year will have no effect on any Participant's stock subaccount or on the shares of restricted stock issued under this Section 7.

                  g. Application to Awards Determined Prior to the Amended Effective Date. Solely to the extent that a Participant would be entitled to an allocation of additional shares of Company common stock to the Participant's stock subaccount, the Committee may apply the provisions of Section 7(a) as applicable on and after the Amended Effective Date to any award determined pursuant to the provisions of the Plan in effect prior to the Amended Effective Date. Any additional shares of Company common stock allocated to a Participant's stock subaccount under this Section 7(g) shall be deemed to have been allocated as of the same date that the initial allocation of stock was made with respect to the applicable EVA award. Further, such additional shares of Company common stock shall be subject to all other provisions of the Plan and any other terms and conditions imposed by the Committee in its discretion.

8. Treatment of Participants' Accounts Upon Termination of Employment or Other Events.

                  a. General. If a Participant leaves the Company by reason of termination or resignation or ceases to be eligible to participate in the Plan, his or her account balance will be treated as follows:

         EVENT                               DISPOSITION OF ACCOUNT
                                             BALANCE/RESTRICTED SHARES

         - Terminate/quit                    Lose cash subaccount balance;
                                             forfeit unvested restricted shares

         - Removed from plan/demotion        Cash subaccount balance paid out in
                                             two equal installments on the
                                             second and third succeeding EVA
                                             payout dates; restricted shares
                                             continue to vest

         - Unit sold by Huttig               Receive cash subaccount balance in
                                             cash; all restricted shares become
                                             fully vested

         - Normal retirement at              Receive cash subaccount balance in
           age 65/ death/disability          cash; all restricted shares become
                                             fully vested

         - Unit spun off                     No payout; cash subaccount balance
                                             continued with spun off company;
                                             all restricted shares become fully
                                             vested

         - Huttig acquired                   Receive cash subaccount balance in
                                             cash; all restricted shares become
                                             fully vested


         - Transfer to another business unit Cash subaccount balance transfers with executive; restricted shares
                                             continue to vest

                  b. Acceleration of Distribution. The Participant's entire cash subaccount balance will become payable and his or her restricted stock will fully vest upon normal retirement (age 65), death, or disability, or a change-in-control. (The Committee will retain the discretion to pay the entire account balance upon early retirement.).

                  c. Definition of Change in Control. For purposes of the Plan, the term "change in control" means (i) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by the Company) for all or part of the Company's Common Stock or any securities convertible into such Common Stock, (ii) the receipt by the Company of a Schedule 13D or other advice indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 20% or more of the Company's Common Stock calculated as provided in paragraph (d) of said Rule 13d-3, (iii) the date of approval by stockholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock of the Company immediately prior to the merger would have the same proportion of ownership of Common Stock of the surviving corporation immediately after the merger, (iv) the date of the approval by stockholders of the Company of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company or (v) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company or (vi) individuals who, as of the Initial Effective Date, constituted the Board of Directors of the Company (the "Board") generally and as of the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

                  d. Tax Gross-Up. If it is determined that any payment of an account by the Company to a Participant by reason of a change-in-control is subject to the excise tax imposed by Section 4999 of the Code, the Company shall make additional cash payments to the Participant such that after payment of all taxes including any excise tax imposed on such payments, the Participant will retain an amount equal to the excise tax on all the payments.

9.       Plan Amendment and Termination.

         The Board of Directors may modify, suspend or terminate the Plan at any time.